Exhibit 99.1

TriNet Completes Acquisition of Zenefits

Now Providing HR Solutions to Approximately 23,000 Small and Medium-Size Businesses
and Their Workforces of Over 600,000 People

Dublin, CA — Feb. 15 2022 — TriNet, (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses (SMBs) today announced the completion of its acquisition of Zenefits, a leading SaaS-based human capital management (HCM) solution purpose-built for SMBs to enable people operations, from Francisco Partners. Effective today, Zenefits is a wholly-owned subsidiary of TriNet and will be known as TriNet Zenefits.

The acquisition expands TriNet's technology product offering and furthers its position as the leading human resources services provider for SMBs with or without the PEO structure.

Through a centralized and highly scalable platform with a modern consumer-like user interface, TriNet Zenefits delivers software-based solutions to help streamline workflows by connecting HR, Benefits, Employee Engagement, Payroll and Time & Attendance. The added offering will provide even greater flexibility, allowing TriNet to deliver a broader range of HR functionality and service models.

“Today’s acquisition of Zenefits marks a historic day for TriNet and I could not be more excited to diversify our SMB product offering,” said Burton M. Goldfield, TriNet President and CEO. “The addition of Zenefits furthers our mission to power the success of SMBs by supporting their growth and enabling their people. By adding an enhanced HCM software product to TriNet’s PEO offering, we will be in a position to create a unique HR solution not available in today’s market which we intend will eventually operate within the same technology cloud environment.”

Goldfield added, “I am also thrilled to welcome the TriNet Zenefits team to TriNet, who bring another layer of entrepreneurial spirit and innovation to our company.”

As part of the acquisition former Chief Financial Officer of Zenefits, Shaun Wiley, has assumed the role of Senior Vice President at TriNet Zenefits.

Additionally, other members of the Zenefits team remain in similar roles at the company.

In connection with the closing of the acquisition, Francisco Partners is now a TriNet stockholder. “TriNet’s acquisition marks the start of an exciting new chapter for the entire Zenefits team. We want to acknowledge and thank Zenefits' employees, customers and partners for all their hard work and dedication,” said Scott Eisenberg, Head of Credit and Structured Solutions at Francisco Partners. “We look forward to supporting TriNet as it builds on this success and launches the TriNet Zenefits platform as a key part of the Company’s future SMB growth strategy.”

PJT Partners served as exclusive financial advisor to TriNet. Freshfields Bruckhaus Deringer US LLP is acting as legal counsel to TriNet.

About TriNet

TriNet (NYSE: TNET) provides small and medium-size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll, all enabled by industry leading technology capabilities. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, Benefits, Employee Engagement, Payroll and Time & Attendance. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most—growing their business and enabling their people. TriNet, incredible starts here. For more information, visit TriNet.com or follow us on Twitter.

About Francisco Partners

Francisco Partners is a leading global investment firm that specializes in partnering with technology and technology-enabled businesses. Since its launch over 20 years ago, Francisco Partners has invested in more than 400 technology companies, making it one of the most active and longstanding investors in the technology industry. With more than $30 billion in assets under management, the firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information on Francisco Partners, please visit www.franciscopartners.com.

Investors:	Media:
Alex Bauer	Renee Brotherton/Josh Gross
TriNet	TriNet
Alex.Bauer@TriNet.com	Renee.Brotherton@TriNet.com
Josh.Gross@TriNet.com